Exhibit 99.1
News Release

For Immediate Release February 1, 2006	For Further Information Contact: George Lancaster, Hines (713) 966-7676 george_lancaster@hines.com
HINES REIT ACQUIRES AIRPORT CORPORATE CENTER IN MIAMI
(MIAMI, FL) — Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has acquired Airport Corporate Center from GE Asset Management. Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.
     Located in the Airport West/Doral submarket of Miami, the 45-acre office park is home to 11 buildings totaling 1,018,477 square feet, plus a fully entitled 5.46-acre development site that could accommodate an additional 146,000 square feet of office space. Of the 11 buildings, six are multi-story office buildings, four are single-story office flex buildings; and one is a warehouse. The complex includes surface and structured parking for 4,100 cars. Of significance, and in light of the 2005 hurricane season, Airport Corporate Center has redundant electrical services and never lost power during Hurricanes Katrina or Wilma.
     In total, the property is 95% percent leased to an array of prominent national and regional tenants including: Norwegian Cruise Lines; Assurant Health; Assurant Benefits; General Electric; United Health Care; Bell South; Tyco Health Care and URS.
     “We believe that Airport Corporate Center further enhances the Hines REIT portfolio with its quality tenancy and proximity to one of the world’s busiest international airports,” said Charles Hazen, president of Hines REIT.
     “We are happy to be managing this acquisition in a market that continues to demonstrate a dynamic resurgence in leasing activity and one that we think is poised for strong growth,” said Michael Harrison, senior vice president of Hines. “South Florida, and the Miami-Dade area in particular, remain a strategic market for Hines, and we expect to continue expanding Hines’ presence through acquisitions and development.”
     “Airport Corporate Center offers tremendous flexibility to tenants. For example, tenants have started in flex space, then moved to office space as their business grew,” commented Gonzalo Cortabarria, a Hines asset manager. “We believe its excellent location, in the center of the Miami Metropolitan Area, adjacent to the airport and next to the Palmetto and Dolphin expressways is a major selling point for future leasing efforts.”
     Hines’ experience in the Miami-Dade area includes the development, in 1984, of the 55-story Wachovia Financial Center, and in 2004, the 12-story 2525 Ponce de Leon building in Coral Gables. This is Hines REIT’s first acquisition in Florida.

     Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 15 office properties located in Chicago, Dallas, Houston, Miami, New York, Sacramento, San Diego, San Francisco, San Mateo, Seattle and Washington D.C. For additional information about Hines REIT, please see www.hinesreit.com.
     Hines is a fully integrated real estate investment and management firm and, with its predecessor, has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 48 years. With offices in 64 U.S. cities and 14 foreign countries, and controlled assets valued at approximately $11.7 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.
Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.